CIRCOR Energy Products, LLC
Confidential
November 14, 2019
Lane Walker
Incentive Compensation Agreement
Dear Lane,
This incentive compensation agreement (“Agreement’”) describes the incentives CIRCOR Energy Products, LLC. (“Employer”) is offering you in connection with the potential divestiture by CIRCOR International, Inc. (“CIRCOR”) of Employer and its other subsidiaries that collectively comprise its Distributed Valves business (the “Business”).

1.
Purpose. You will play a vital role as the leader of the Distributed Valves Business in supporting CIRCOR’s efforts to sell the Business. You will be responsible for optimizing business results for Distributed Valves’ business until such time as CIRCOR sells the Business. This Agreement provides you incentives for you to assist CIRCOR in accomplishing these objectives as described below. For purposes of this Agreement, “Sale of the Business” means the closing of a sale of the equity or at least substantially all of the assets of the Business to one or more persons who are not, directly or indirectly, controlled, directly or indirectly, by CIRCOR.

2.
Term. The term of this Agreement (the “Term”) shall commence on the date you sign this Agreement and end on September 30, 2020. During the Term, your title will remain Group President, Energy Division. Your reporting line and your base salary, bonus, long term incentive awards and other compensation will be unchanged. If your employment with the Employer ceases during the Term, you shall not be required to pay back the Signing Bonus and Relocation Expenses as provided in your Offer Letter dated May 15, 2018.

3.
Additional Executive Responsibilities. In addition to fulfilling current job responsibilities and any duties materially consistent with your position with Employer through the Sale of the Business, you agree to cooperate fully with CIRCOR and its investment bankers, attorneys, accountants and advisors in connection with its efforts to sell the Business to any prospective buyer, regardless of its investment interest. You further agree to participate in making management presentations to prospective buyers, work with CIRCOR in creating a data room for the potential divestiture of the Business, collaborate with CIRCOR to satisfy potential buyers’ due diligence requirements, and play an active and positive role in connection with the potential sale of the Business. You shall also comply with CIRCOR’s Code of Conduct and other policies of CIRCOR.

4.	Incentives

(a)
You will be eligible for a special cash bonus if (i) you remain employed by the Employer or one of Employer’s subsidiaries until the closing of the Sale of the Business, (ii) a Sale of the Business occurs during the Term, and (iii) you comply with Section 3 above (“Transaction Bonus”). The amount of the Transaction Bonus shall be determined by the Employer based on its performance against both quantitative and qualitative metrics that are outlined in Exhibit A to this Agreement.

(b)
If CIRCOR offers you a position to continue providing full time services at CIRCOR or its subsidiaries following the Sale of the Business during the Term, the Transaction Bonus amount at target will be $170,000. Whether or not you decide to accept any such offer shall not affect your eligibility to receive a Transaction Bonus as described in this Section 4(b). The Transaction Bonus shall be in addition to your regular annual bonus opportunity for the then current fiscal year on the terms and conditions applicable to other CIRCOR management level employees. You will also continue to be eligible to earn vested rights under your outstanding equity awards if you continue employment with CIRCOR and its subsidiaries.

(c)	If the acquirer of the Business offers you a full-time position effective on or about the Sale of the Business during the Term and you accept it prior to the Sale of the Business:
(i)    the Transaction Bonus amount at target will be $170,000,
(ii)    you shall be entitled to a pro-rata annual cash bonus for the then current fiscal year of the Sale of the Business based on the number of days you are employed by the Employer during such year prior to Sale of the Business, with payment to be made at the same time as to other CIRCOR employees,
(iii)    CIRCOR and Employer shall arrange for the Severance Agreement to continue to apply to your employment with the acquirer and its subsidiaries such that you have severance protection if such employment is terminated by the acquirer or its affiliates without Cause within 12 months following the Sale of the Business or you terminate employment not later than sixty (60) days immediately following the Sale of the Business after having continued employment with the acquirer or its affiliates for thirty (30) days after the Sale of the Business.
(iv)    you shall be entitled to accelerated vesting of your equity compensation awards as set forth in the Appendix to the Agreement upon Sale of the Business.
Unvested Options you have been granted will accelerate in full on the Sale of the Business, and you will be permitted to exercise your Options until the earlier of (A) the first anniversary of the Sale of the Business or (B) the Expiration Date specified in your Stock Option Agreement, any other provision of the Plan or your Stock Option Agreement notwithstanding.

(d)
If CIRCOR decides to dissolve or liquidate the Business during the Term and you have complied with Section 3 above, you shall be entitled to a cash retention bonus payment of up to fifty percent (50%) of the Transaction Bonus (the “Retention Bonus”), as determined in the Employer’s discretion after taking into account its performance against both the quantitative and qualitative metrics that are outlined in Exhibit A to this Agreement. For avoidance of doubt, you may not become eligible to receive both a Transaction Bonus and a Retention Bonus.

(e)
If your employment with Employer is terminated without Cause (as defined in your severance agreement dated October 10, 2018 (the “Severance Agreement”)) as of the Sale of the Business during the Term and you do not accept employment with the acquirer of the Business or its subsidiaries, then the Transaction Bonus amount at target will be $170,000. The Transaction Bonus will be in addition to any other amounts you may become entitled to under the Severance Agreement. There shall be no accelerated vesting of any of your outstanding equity awards upon any such termination of employment, and you shall forfeit the unvested balance of any such awards upon a Sale of the Business. For purposes of this Section 4 and the Severance Agreement, a termination of your employment as of the Sale of the Business shall be considered to be without Cause if: (i) either you do not receive an offer to continue employment with CIRCOR prior to the Sale of the Business or receive an offer from CIRCOR in connection with the Sale that you determine, in good faith, represents a material and adverse change to the terms and conditions of your employment and (ii) either you do not receive an offer from the acquirer of the Business or you elect to not accept it prior to the Sale of the Business.

(f)	In no event shall you be entitled to compensation and benefits under more than one subsection of this Section 4. For example, if you elect not to accept an offer of employment from

CIRCOR as described in Section 4(b) and continue employment with the acquirer of the Business as described in Section 4(c), you shall be eligible to receive a single Transaction Bonus of $170,000 for performance at target and any other benefits under this Agreement shall be payable under Section 4(c). Also, if you terminate employment without Cause on the Sale of the Business, you shall only be entitled to receive the benefits described in Section 4(e).

(g)
Neither the Transaction Bonus nor the Retention Bonus shall not under any circumstances be treated as eligible compensation for purposes of determining the amount payable under any employee benefit plan or arrangement maintained by CIRCOR or its subsidiaries, including CIRCOR’s Section 401(k) plan.

5.
Payment Timing. Employer will pay to you the applicable amount of the Transaction Bonus, if any, that may become payable as provided for under Section 4 above in a single lump sum within sixty (60) days following the closing of the Sale of the Business. Employer will pay to you the applicable amount of the Retention Bonus, if any, that may become payable as provided for under Section 4 in a single lump sum in 2020 before the end of the Term.

6.
Confidentiality. You understand and agree that, as a further condition of the Transaction Bonus, you are to keep confidential the terms and existence of this Agreement and not disclose to anyone either the terms or the existence of this Agreement; provided, however, that you may make disclosure of this Agreement to your financial and legal advisers and your spouse if they first agree to be bound by this confidentiality provision

7.
Amendment. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by both parties. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

8.
Withholding; Section 409A. All payments and benefits hereunder will be subject to reduction for customary withholding, including, without limitation, for federal and state taxes and social security taxes. Payments under this Agreement are intended to either be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”) and this Agreement shall, to the extent possible, be construed in accordance therewith. In any event, neither Employer nor CIRCOR makes any representation or warranty and will have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

9.
Severability. Each provision of this Agreement must be considered severable such that if any one provision or clause conflicts with existing or future applicable law or may not be given full effect because of such law, this will not affect any other provision of the Agreement, which, consistent with such law, will remain in full force and effect. All surviving clauses must be construed so as to effectuate the purpose and intent of the parties.

10.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument.

11.
Governing Law; Jury Trial Waiver. This Agreement will be governed by the laws of the State of Delaware without regard to its conflicts of laws principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement must be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and each of you and Employer consents to the jurisdiction of such a court. IF AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF YOU AND EMPLOYER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR

OTHER LEGAL PROCEEDING ARISING UNDER OR RELATING TO ANY PROVISION OF THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES.

12.	No Restriction on Sale or Other Disposition of the Business. CIRCOR shall have the right in its sole and absolute discretion to sell or dispose of the Business, in whole or in part, at any time.

13.
Coordination with Other Agreements. This Agreement is in addition to the Severance Agreement and the Change in Control Agreement that you have already signed. By signing this Agreement, you acknowledge that no benefits shall be payable under your Change in Control Severance Agreement on account of the Sale of the Business or any termination of your employment that may occur in connection with the Sale of the Business.

14.	Prior Discussions. This Agreement supersedes any written or oral communications between CIRCOR or Employer and you with respect to transaction or retention bonuses.
If you have any questions about the matters covered in this Agreement, please call Andrew Farnsworth, Chief Human Resources Officer of CIRCOR at (781) 270-1203.
Very truly yours,

/s/ Scott A. Buckhout
Scott A. Buckhout
President and Chief Executive Officer
Intending to be legally bound, I have signed this Agreement as of the date set forth below.

/s/ Lane Walker	November 18, 2019
Lane Walker

Exhibit A – Metrics Governing Payout of Transaction Bonus
50% of the bonus payout to be based on achievement of the following quantitative targets:

•	AOI

•	Cash

•	Net Sales

•	Targets to be set based on Q4 2019 Forecast and quarterly budgets for 2020
50% of the bonus payout to be based on achieving qualitative targets tied to supporting the Sale of the Business and completing the Sale of the Business
Final achievement/payout to be based on CEO assessment.
Payout capped at 100% of target.